Exhibit 10.6

                                    AGREEMENT

          AGREEMENT made as of this 18th day of June, 2003, (the "Agreement"), by and between Conseco, Inc., a Delaware corporation (the "Company") and R. Glenn Hilliard (the "Director").

          WHEREAS Conseco, Inc., an Indiana corporation ("Old Conseco") filed a voluntary petition under the provisions of Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") with the United States Bankruptcy Court for the Northern District of Illinois (the "Bankruptcy Court") on or about December 17, 2002; and

          WHEREAS, the Company wishes to appoint the Director as non-executive Chairman of the Board of Directors of the Company (the "Board") and enter into an agreement with the Director with respect to such appointment; and

          WHEREAS, the Director wishes to accept such appointment and to serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement; and

          WHEREAS the retention of the Director as Non-Executive Chairman of the Board of Directors of the Company is vital to the success of the reorganization; and

          WHEREAS, the Director brings valuable experience in the insurance industry to the Company, and the Director would not have been willing to enter into this Agreement in the absence of the various promises made by the Company in this Agreement;

          NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

          1. Term. The effective date of this Agreement shall be the "Effective Date" (the "Effective Date") as defined in the document commonly known as "Reorganizing Debtors' Second Amended Joint Plan of Reorganization Pursuant to Chapter 11 of the United States Bankruptcy Code", dated March 18, 2003, as amended, as filed in the bankruptcy case of Old Conseco (the "Bankruptcy Plan"). If the Effective Date does not occur, this Agreement shall be null and void and have no force or effect, and the Director shall have no rights hereunder and shall have no claims against the Company relating to this Agreement or arising out of or relating to the failure of the Agreement to become effective; provided, however, that the Director shall remain entitled to the Pre-Effective Date Compensation specified in Section 6 herein regardless of whether the Effective Date occurs. Subject to earlier termination as provided in Section 8, the term of the Director's service under this Agreement shall be the period beginning on the Effective Date, and ending on the fourth anniversary of the Effective Date (the "Term").

          2. Position. Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed, as of the Effective Date, as non-executive Chairman of the Board ("Non-Executive Chairman") and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth. The Director shall

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initially be appointed as a Class II Director as defined in Article Ten, Section
1 of the Company's Amended and Restated Certificate of Incorporation.

          3. Duties. During the Term, the Director shall serve as Non-Executive Chairman, and the Director shall regularly attend and preside at Board meetings, serve on and preside over appropriate committees as reasonably requested by the Board, set meeting schedules and agendas, manage information flow to the Board to assure appropriate understanding of and discussion regarding matters of interest or concern to the Board, make himself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities and have the authority commensurate to such position. In addition, during the Term the Director's duties shall include the following:

               (a) Consulting with the Company's Chief Executive Officer (the "CEO") regarding the corporate strategy of the Company and its divisions and subsidiaries and monitoring that strategy on an ongoing basis;

               (b) Consulting with the CEO on how to improve the operating and financial performance of the Company and its divisions and subsidiaries (including but not limited to the development of appropriate incentive compensation policies);

               (c) Consulting with the CEO regarding the Company's business plan (it being understood that, consistent with the CEO's employment agreement, the CEO will present and recommend the business plan to the Board but will consult with the Director in developing the same);

               (d) In consultation with the CEO, taking an active role in the exploring the development of opportunities (both internal and external) for growing the Company's businesses;

               (e) Consulting with the CEO regarding the identification and recruitment of candidates for senior management positions (consistent with the CEO's employment agreement);

               (f) Assisting the CEO, in any manner that the CEO believes to be advisable, in managing the Company's relationship with regulatory and financial rating agencies; and

               (g) Consulting with the CEO regarding the Company's capital management, capital allocation and debt management plans as developed by the CEO.

The Company and the Director agrees that final approval of the business plan and corporate strategy and other decisions relating to items (a) through (g) rest with the full Board, it being understood that the Director is authorized and expected to have a leading and active role in these matters independent of the Board and to organize and lead the Board in discussing and deciding these issues. It is expected, subject to the formal approval by the Board, that the Director will serve in a

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leadership role on the key committees of the Board. The Company and the Director agree that the Director shall be permitted to engage in other business, civic and charitable activities (subject to the restrictions in Section 11), as long as such activities do not materially interfere with the performance of his duties hereunder. Notwithstanding the foregoing, the Director agrees that he shall not commence full-time employment outside of the Company during the 18-month period beginning on the Effective Date.

          4. Monetary Remuneration.

               (a) Fees and Compensation.

                    (i) During the first two years of the Term, the Director shall be entitled to receive an annual director's fee of One Million Dollars ($1,000,000), payable in advance in equal quarterly installments beginning as soon as practicable following the Effective Date.

                    (ii) After the second anniversary of the Effective Date, to the extent that the Term is then in effect, the Director shall receive director's fees. Such fees shall be comparable to the director's fees paid to similarly situated non-executive Chairmen of other corporations as determined by the Board.

               (b) Retention Bonuses. As soon as practicable following the first anniversary of the Effective Date, the Company shall pay to the Director a retention bonus of One Million Five Hundred Thousand Dollars ($1,500,000) so long as the Director has continuously remained in the service of the Company as Non-Executive Chairman through that date (the "First Year Retention Bonus"). As soon as practicable following the second anniversary of the Effective Date, the Company shall pay to the Director a retention bonus of Seven Hundred Fifty Thousand Dollars ($750,000) so long as the Director has continuously remained in the service of the Company as Non-Executive Chairman through that date (the "Second Year Retention Bonus").

               (c) Expense Reimbursements. During the Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in carrying out the Director's duties, services and responsibilities under this Agreement (including, without limitation, commuting expenses to and from the Company's offices) so long as the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses.

               (d) Status. The Director's status during the Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Agreement shall be made or provided without withholding or deduction of any kind, and the Director shall have sole responsibility for discharging all of his tax or other obligations associated therewith.

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               (e) No Other Compensation. The Director agrees and acknowledges that, during the Term and thereafter, he will not be entitled to any compensation and/or benefits from the Company other than those items specifically provided for under this Agreement.

          5. Equity Awards.

               (a) Signing Bonus. On the Effective Date, the Company shall grant to the Director a number of shares of fully vested common stock of the Company that would have been distributed to the Director under Old Conseco's Plan of Reorganization if the Director at that time held One Million Four Hundred Forty Nine Thousand Dollars ($1,449,000) in principal amount of exchanged bonds and One Million Three Hundred Thirteen Thousand Dollars ($1,313,000) in principal amount of unexchanged bonds.

               (b) First Year Awards. As soon as practicable following the Effective Date, the Company shall grant the Director the right and option (the "First Year Option") to purchase one-half of one percent (0.5%) of the common equity of the Company issued and outstanding immediately after the consummation of Old Conseco's Plan of Reorganization (determined without regard to any options or restricted stock granted on the Effective Date), with an exercise price equal to the average trading price (based on all trades) of the Company's common equity over the first ten (10) days following the Effective Date. In addition, as soon as practicable following the Effective Date, the Company shall grant the Director a number of shares of restricted stock (the "First Year Restricted Stock") equal to one-half of one percent (0.5%) of the common equity of the Company issued and outstanding immediately after the consummation of Old Conseco's Plan of Reorganization (determined without regard to any options or restricted stock granted on the Effective Date).

               (c) Second Year Awards. As soon as practicable following the first anniversary of the Effective Date, the Company shall grant the Director the right and option (the "Second Year Option") to purchase one-quarter of one percent (0.25%) of the common equity of the Company issued and outstanding on such date, with an exercise price equal to the closing price of the Company's common equity on the date of grant. In addition, as soon as practicable following the first anniversary of the Effective Date, the Company shall grant the Director a number of shares of restricted stock (the "Second Year Restricted Stock") equal to one-quarter of one percent (0.25%) of the common equity of the Company issued and outstanding on such date.

               (d) Terms of Options and Restricted Stock. The First Year Option, the First Year Restricted Stock, the Second Year Option and the Second Year Restricted Stock shall be granted to the Director under, and governed by the terms and conditions of, the 2003 Long-Term Equity Incentive Plan; provided that the options under the First Year Option shall vest and the restrictions on the First Year Restricted Stock shall lapse in equal increments on each of the first three anniversaries of the Effective Date, and the options under the Second Year Option shall vest and the restrictions on the Second Year Restricted Stock shall lapse in equal increments on each of the first three anniversaries of the first anniversary of the Effective Date, in each case so long as the Director has continuously remained in the service of the Company as Non-Executive Chairman through each such anniversary; and provided further that the vesting of options and lapsing of restrictions shall be subject to the provisions of Sections 8 hereof.

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               (e) Other Equity Awards. After the second anniversary of the
Effective Date, to the extent that the Term is then in effect, the Director shall receive the same equity-based compensation (at the same time and on the same terms and conditions) as other non-employee members of the Board.

               (f) Effect of Change in Duties. In the event that the Board and/or the CEO request that the Director's duties materially expand from those described in Section 3, the Director will automatically be deemed to have resigned from his position on the Compensation Committee of the Board (if he is a member thereof), and the Compensation Committee and the Director will negotiate in good faith as to reasonable compensation arrangements for the Director in light of such expansion.

          6. Pre-Effective Date Compensation. The Company or Old Conseco shall pay the Director the lump sum of Sixty Thousand Dollars ($60,000) per month (pro-rated for partial months) for each month of services performed by him for Old Conseco during the period beginning on May 15, 2003 and ending on the Effective Date; provided, that, if the Effective Date has not occurred by December 31, 2003, either party may terminate the obligations under this Section 6 upon written notice to the other party. The Company and the Official Committee of Unsecured Creditors (the "Committee") believe that the Director is not a "professional" as contemplated by Section 327 of the Bankruptcy Code and that the Company may incur the obligations of this Section 6 in the ordinary course of business. If required, however, by the Bankruptcy Court, Old Conseco, with the support of the Committee, will file an appropriate motion (in form and substance reasonably satisfactory to the Director) to retain the Director in accordance with Section 327 of the Bankruptcy Code retroactive to May 15, 2003.

          7. Office Space/Assistant. During the Term, the Company will provide the Director with a monthly allowance for office space in Atlanta, Georgia and related expenses in the initial amount of Three Thousand Dollars ($3,000) per month, subject to upward modification by the Board. In addition, during the Term, at the Company's expense, the Company shall provide the Director with an assistant who shall be an employee of the Company.

          8. Termination. The Director's service with the Company as Non-Executive Chairman and the Term shall terminate upon the expiration of the Term or upon the earlier occurrence of any of the following events:

               (a) The death of the Director.

               (b) The Director becomes Disabled. For the purposes of this Agreement, the Director will be deemed to be "Disabled" if, due to a physical or mental disability, his ability to perform his duties and services hereunder is materially and adversely impaired and such disability (as confirmed by competent medical evidence) continues for at least nine (9) consecutive months.

               (c) The removal of the Director from the Board pursuant to the Company's by-laws and/or certificate of incorporation other than for Cause (as defined below).

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               (d) The termination of the Director by the Company for Cause.
Termination of the Director for "Cause" shall mean termination based on: (i) the Director's conviction of, or plea of guilty or nolo contendere to, any felony,
(ii) the Director's willful misconduct in the performance of the duties set forth in Section 3, or (iii) the Director's material breach of this Agreement which breach is not cured within fifteen (15) days of receipt of written notice from the Board specifying the actions constituting Cause.

               (e) The resignation by the Director from the Board.

               (f) The failure of the Company's shareholders to approve the reelection of the Director to the Board as set forth in the Company's by-laws and/or certificate of incorporation.

          9. Effect of Termination.

               (a) Upon the termination of the Director's service with the Company as Non-Executive Chairman (whether voluntary or involuntary), the Director shall be deemed to have voluntarily resigned from the Board and from all other positions that the Director may then hold with the Company and any of its subsidiaries, effective upon the date of termination of the Director's service as Non-Executive Chairman (the "Termination Date").

               (b) If the Director's service with the Company as Non-Executive Chairman is terminated pursuant to Section, 8(d) (termination for Cause) or 8(e) (resignation), the obligation of the Company to make any future payments pursuant to Section 4 of this Agreement shall cease; provided that the Director will be entitled to receive payment of all unpaid amounts to which the Director has become entitled under this Agreement. In addition, no restrictions that remain as to any shares of restricted stock shall lapse after the Termination Date, and the Director shall forfeit any still-restricted shares to the Company, and no option previously awarded but not yet vested shall vest after the Termination Date.

               (c) If the Director's service with the Company as Non-Executive Chairman is terminated pursuant to Section 8(a) (death), Section 8(b) (disability), Section 8(c) (removal) or 8(f) (failure to re-elect) (each a "Qualifying Termination"), the obligation of the Company to make any future payments pursuant to Section 4 of this Agreement shall cease; provided that the Director will be entitled to receive payment of all unpaid amounts to which the Director has become entitled under this Agreement, and provided further that (i) if the Qualifying Termination occurs before the first anniversary of the Effective Date, the Director shall be entitled to a pro-rata portion of the First Year Retention Bonus determined by multiplying the amount of such retention bonus by a fraction, the numerator of which is the number of days after the Effective Date through the Termination Date and the denominator of which is three hundred sixty-five (365), and (ii) if the Qualifying Termination occurs on or after the first anniversary of the Effective Date, but before the second anniversary of the Effective Date, the Director shall be entitled to (x) the First Year Retention Bonus, to the extent not already paid, and (y) a pro-rata portion of the Second Year Retention Bonus determined by multiplying the amount of such retention bonus by a fraction, the numerator of which is the number of days after the first anniversary of the Effective Date through the Termination Date and the denominator of which is

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three hundred sixty-five (365). In addition, upon a Qualifying Termination (i)
the restrictions remaining as to any shares of the First Year Restricted Stock and the Second Year Restricted Stock (if already granted prior to the Termination Date) shall lapse as if the Termination Date had occurred on the day after the next anniversary of the Effective Date, but no other restrictions that remain as to any shares of restricted stock shall lapse after the Termination Date, and the Director shall forfeit any other still-restricted shares to the Company, and (ii) a portion of any outstanding unvested First Year Options or Second Year Options (if already granted prior to the Termination Date) shall vest as if the Termination Date had occurred on the day after the next anniversary of the Effective Date, but no other options previously awarded but not yet vested shall vest after the Termination Date.

               (d) If the Director's service with the Company as Non-Executive Chairman is terminated pursuant to Section 8(c) (removal) or 8(f) (failure to re-elect), the Director shall receive the lesser of (i) the office allowance as provided for in Section 7 until the next following expiration date of the lease and (ii) a payment in respect of the three months immediately following the Termination Date.

          10. Director's Representation and Acknowledgment. The Director represents to the Company that his execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he may have with or to any person or entity, including without limitation, any prior employer.

          11. Director Covenants.

               (a) Unauthorized Disclosure. The Director acknowledges that in and as a result of his service with the Company as Non-Executive Chairman, he will be making use of, acquiring and/or adding to confidential information of the Company and its subsidiaries of a special and unique nature and value. As a material inducement to the Company to enter into this Agreement and to pay to the Director the compensation stated in Sections 4 and 5, the Director covenants and agrees that he shall not, at any time while he is Non-Executive Chairman or at any time thereafter, directly or indirectly, divulge or disclose for any purpose whatsoever, any confidential information (whether or not specifically labeled or identified as "confidential information"), in any form or medium, that has been obtained by or disclosed to him as a result of his service with the Company and which the Company or any of its subsidiaries has taken appropriate steps to safeguard, except to the extent that such confidential information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical available to the general public, other than as a result of any act or omission of the Director, (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, in which event the Director shall give prompt notice of such requirement to the Company to enable the Company to seek an appropriate protective order or confidential treatment, or (c) must be disclosed to enable the Director properly to perform his duties under this Agreement. Upon the termination of the Director's service with the Company as Non-Executive Chairman, the Director shall return such information (in whatever form) obtained from or belonging to the Company or any of its subsidiaries which he may have in his possession or control.

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               (b) Covenants Against Competition and Solicitation. The Director
acknowledges that the services he is to render to the Company and its subsidiaries are of a special and unusual character, with a unique value to the Company and its subsidiaries, the loss of which cannot adequately be compensated by damages or an action at law. In view of the unique value to the Company and its subsidiaries of the services of the Director for which the Company has contracted hereunder, because of the confidential information to be obtained by, or disclosed to, the Director as set forth in Section 11(a) above, and as a material inducement to the Company to enter into this Agreement and to pay to the Director the compensation stated in Sections 4 and 5 hereof, as well as any additional benefits stated herein, and other good and valuable consideration, the Director covenants and agrees that throughout the Term and for one year thereafter, the Director shall not, directly or indirectly, anywhere in the United States of America (i) render any services, as an agent, independent contractor, consultant or otherwise, or become employed or compensated by, any other corporation, person or entity that derives a material portion of its revenue from any Restricted Business (as defined below); (ii) solicit any customers or policyholders of the Company or any of its subsidiaries with whom the Director had material business contact as the result of his service as Non-Executive Chairman of the Company, for the purpose of offering insurance products or services competitive with those offered by the Company; or (iii) solicit for employment or employ any employee of the Company or any of its subsidiaries. For the purposes of this agreement, the term "Restricted Business" shall mean the businesses of selling or providing annuity, life, health, or accident insurance products or services directed primarily at the senior market, except that "Restricted Business" on any date shall not include any of the foregoing lines of business to the extent that the Company is no longer actively involved in such business line on such date.

               (c) Remedies. The Director agrees that any breach of the terms of this Section 11 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 11. The Director and the Company agree that the provisions of the covenant not to compete set forth in this Section 11 are reasonable. Should a court or arbitrator determine, however, that any provision of the covenant not to compete is unreasonable or unenforceable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent possible in accordance with law.

          12. Tax Indemnity Payments.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that the aggregate payments or distributions by the Company or its affiliated companies to or for the benefit of the Director, whether paid or payable or

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distributed or distributable pursuant to the terms of the Agreement or otherwise but determined without regard to any additional payments required under this
Section 12 (a "Payment"), constitute "parachute payments" (as such term is defined under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") or any successor provision, and the regulations promulgated thereunder (collectively, "Section 280G")) which exceed three times the Director's "base amount" (as such term is defined under Section 280G) by at least One Hundred Thousand Dollars ($100,000) and are therefore subject to the excise tax imposed by Section 4999 of the Code or any successor provision (collectively, "Section 4999") or any interest or penalties with respect to such excise tax (the total excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax")), then the Director shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Director of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any Federal, state or local income and self-employment taxes and Excise Tax (and any interest and penalties imposed with respect to any such taxes) imposed upon the Gross-Up Payment, the Director retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

               (b) Subject to the provisions of Section 12(c) hereof, all determinations required to be made under this Section 12, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's public accounting firm (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Director within fifteen (15) business days of the receipt of notice from the Director that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 12, shall be paid by the Company to the Director within five (5) days of the receipt of the Accounting Firm's determination (it being understood, however, that the Gross Up Payment may, if permitted by law, be paid directly to the applicable taxing authorities). If the Accounting Firm determines that no Excise Tax is payable by the Director, it shall furnish the Director with a written opinion that failure to report the Excise Tax on the Director's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Company and the Director. As a result of the uncertainty in the application of
Section 4999 at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made by the Company ("Underpayment"), or that Gross-Up Payments will have been made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In either such event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the Company exhausts its remedies pursuant to Section 12(c) and the Director thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Director. In the case of an Overpayment, the Director shall, at the direction and expense of the Company, take such steps as are reasonably necessary (including, if reasonable, the filing of returns and claims for refund), and otherwise reasonably

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cooperate with the Company to correct such Overpayment; provided, however, that
(i) the Director shall not in any event be obligated to return to the Company an amount greater than the net after-tax portion of the Overpayment that he has retained or has recovered as a refund from the applicable taxing authorities and
(ii) this provision shall be interpreted in a manner consistent with the intent of Section 12(a) hereof to make the Director whole, on an after-tax basis, from the application of Section 4999.

               (c) The Director shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require a payment by the Company, or a change in the amount of the payment by the Company of, the Gross-Up Payment. Such notification shall be given as soon as practicable after the Director is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided that the failure to give any notice pursuant to this Section 12(c) shall not impair the Director's rights under this Section 12 except to the extent the Company is materially prejudiced thereby. The Director shall not pay such claim prior to the expiration of the 30-day period following the date on which the Director gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Director in writing prior to the expiration of such period that it desires to contest such claim, the Director shall:

                    (i) give the Company any information reasonably requested by the Company relating to such claim,

                    (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                    (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                    (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Director harmless, on an after-tax basis, for any Excise Tax or income, self-employment or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 12(c) hereof, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Director to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Director agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Director to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Director on an interest-free basis

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and shall indemnify and hold the Director harmless, on an after-tax basis, from any Excise Tax or income, self-employment or other tax (including interest or penalties with respect to any such taxes) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Director with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Director shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

               (d) If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 12(c) hereof, the Director becomes entitled to receive, and receives, any refund with respect to such claim, the Director shall (subject to the Company's complying with the requirements of Section 12(c) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Director of an amount advanced by the Company pursuant to Section 12(c), a determination is made that the Director shall not be entitled to any refund with respect to such claim and the Company does not notify the Director in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          13. Indemnification. The Company agrees to indemnify the Director for his activities as a director and non-executive Chairman of the Company to the fullest extent permitted by law. The Company shall use commercially reasonable efforts to seek and obtain directors and officers liability insurance (which includes a six (6) year "discovery period" following the Director's service as a director for the Company) under which the Director will be a covered person throughout the Director's service as a director for the Company. Such liability insurance shall be obtained prior to the Effective Date, and the terms and policy limits of such coverage shall be subject to approval by the Board.

          14. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

          15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered mail to his residence, in the case of the Director, or to the business office of its General Counsel, in the case of the Company.

          16. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

          17. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

          18. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

          19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Indiana, without reference to the principles of conflict of laws.

          20. Arbitration of Disputes. Except as set forth in Section 11(c), the parties hereto agree that any controversy or claim arising out of or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Indianapolis, Indiana, in accordance with the laws of the State of Indiana by three arbitrators, who shall be selected in accordance with the then-current arbitrator selection procedures of the American Arbitration Association. The arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In the event that it shall be necessary or desirable for the Director to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any and all of his rights under this Agreement, the Company shall pay (or the Director shall be entitled to recover from the Company, as the case may be) his reasonable attorneys' fees and costs and expenses in connection with the enforcement of any arbitration award in court, regardless of the final outcome, unless the arbitrators shall determine that under the circumstances recovery by the Director of all or a part of any such fees and costs and expenses would be unjust.

          21. Expenses of the Director. The Company agrees to reimburse the Director for all reasonable attorneys' fees he incurred in connection with the preparation of this Agreement, up to Twenty-Five Thousand Dollars ($25,000).

          22. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

          23. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement, and shall not in any way affect the meaning or interpretation of this Agreement.

          24. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.





                            [signature page follows]

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written, effective as of the Effective Date.



                                       THE COMPANY (Conseco, Inc., a
                                       Delaware Corporation)

                                       By:/s/William J. Shea
                                          --------------------------------------
                                          Name:  William J. Shea
                                          Title: President


                                       OLD CONSECO (Conseco, Inc., an Indiana
                                       Corporation) (for purposes of only
                                       Section 6 hereof)

                                       By:/s/William J. Shea
                                          --------------------------------------
                                          Name:  William J. Shea
                                          Title: President


                                       THE DIRECTOR


                                       /s/R. Glenn Hilliard
                                       -----------------------------------------
                                       R. Glenn Hilliard